Exhibit 10.22
AMENDMENT TO EMPLOYMENT AGREEMENT
AND RESTRICTED STOCK UNIT AGREEMENT
     This Amendment (the “Amendment”) to (a) the Employment Agreement (the “Employment Agreement”), dated May 16, 2006, by and between Expedia, Inc. (the “Company”) and Michael Adler (the "Executive”) and (b) the Restricted Stock Unit Agreement (the “RSU Agreement”), dated May 16, 2006, between the Company and the Executive, is made and entered into as of the 31st day of December, 2008, by and between the Company and Executive.
     1. Section 3.A.(b) of the Employment Agreement is hereby amended by adding the following new sentence at the end of Section 3.A.(b):
Any such annual bonus shall be paid not later than March 15 of the calendar year immediately following the calendar year with respect to which such annual bonus relates (unless Executive has elected to defer receipt of such bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).
     2. Section 1.(b) of the Standard Terms and Conditions of the Employment Agreement is hereby amended by adding the following phrase at the end of such section (prior to the period):
in a lump sum in cash
     3. Section 1.(c) of the Standard Terms and Conditions of the Employment Agreement is hereby amended by adding the following phrase at the end of such section (prior to the period):
in a lump sum in cash within 30 days of such termination
     4. Section 1.(d) of the Standard Terms and Conditions of the Employment Agreement is hereby amended and restated in its entirety as follows:
(d) TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON. Upon termination of Executive’s employment prior to the expiration of the Term (i) by the Company without Cause (other than for death or Disability) or (ii) by Executive for Good Reason (as defined below), then (a) the Company shall continue to pay Executive the Base Salary through the longer of (x) the end of the Term over the course of the then remaining Term and (y) twelve months (such period, the “Salary Continuation Period” and such payments, the “Cash Severance Payments”), in each case payable in equal biweekly installments in accordance with the Company’s payroll practice as in effect from time to time; (b) the Company shall pay Executive within 30 days of the date of such termination in a lump sum in cash any Accrued Obligations (as defined in Section 1(f) below) and (c) the Company will consider in good faith the payment of a discretionary bonus on a pro rata basis for the year in which the Termination of Employment occurs, any such payment to be paid (if at all) based on actual performance during the year in which termination has occurred and based on the number of days of employment during such year relative to 365 days (payable in a lump sum at the time such Annual Bonus would otherwise have been paid). The payment to Executive of the severance benefits described in this Section 1(d) shall be subject to Executive’s execution and non-

revocation of a general release, within thirty (30) days of the date of termination of Executive’s employment, of the Company and its affiliates in a form substantially similar to that used for similarly situated executives of the Company and its affiliates and Executive’s compliance with the restrictive covenants set forth in Section 2 (other than any non-compliance that is immaterial, does not result in harm to the Company or its affiliates, and, if curable, is cured by Executive promptly after receipt of notice thereof given by the Company). Executive acknowledges and agrees that the Company’s payment of severance benefits described in this Section 1(d) constitutes good and valuable consideration for such release. As used herein, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (A) the Company’s material breach of any material provision of this Agreement, (B) the material reduction in Executive’s title, duties, reporting responsibilities or level of responsibilities as Chief Financial Officer of the Company, excluding for this purpose any such reduction that is an isolated and inadvertent action not taken in bad faith or that is authorized pursuant to this Agreement, (C) the material reduction in Executive’s Base Salary or Executive’s total annual compensation opportunity, or (D) the relocation of Executive’s principal place of employment more than 50 miles outside the Seattle metropolitan area, provided that in no event shall Executive’s resignation be for “Good Reason” unless (x) an event or circumstance set forth in clauses (A) through (D) shall have occurred and Executive provides the Company with written notice thereof within thirty (30) days after the Executive has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 30 days after the receipt of such notice, and (z) the Executive resigns within 90 days after the date of delivery of the notice referred to in clause (x) above. Notwithstanding the preceding provisions of this Section 1(d), in the event that Executive is a “specified employee” (within the meaning of Section 409A of the Code) on the date of termination of Executive’s employment with the Company and the Cash Severance Payments to be paid within the first six months following such date (the “Initial Payment Period”) exceed the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”), then (1) any portion of the Cash Severance Payments that is a “short-term deferral” within the meaning of Treas. Regs. Section 1.409A-1(b)(4)(i) shall be paid at the times set forth in Section 1(d), (2) any portion of the Cash Severance Payments (in addition to the amounts contemplated by the immediately preceding clause (1)) that is payable during the Initial Payment Period that does not exceed the Limit shall be paid at the times set forth in Section 1(d) as applicable, (3) any portion of the Cash Severance Payments that exceeds the Limit and is not a “short-term deferral” (and would have been payable during the Initial Payment Period but for the Limit) shall be paid, with Interest, on the first business day of the first calendar month that begins after the six-month anniversary of Executive’s “separation from service” (within the meaning of Section 409A of the Code) and (4) any portion of the Cash Severance Payments that is payable after the Initial Payment Period shall be paid at the times set forth in Section 1(d). For purposes of this Agreement, “Interest” shall mean interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, from the date on which payment would otherwise have been made but for any required delay through the date of payment.
     5. Section 1.(f) of the Standard Terms and Conditions of the Employment Agreement is hereby amended and restated in its entirety as follows:

(f) ACCRUED OBLIGATIONS. As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued and earned but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be; (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise paid at a later date pursuant to any deferred compensation arrangement of the Company to which Executive is a party, if any (provided, that any election made by Executive pursuant to any deferred compensation arrangement that is subject to Section 409A of the Code regarding the schedule for payment of such deferred compensation shall prevail over this Section 1(f) to the extent inconsistent herewith); and (iii) other than in the event of Executive’s resignation without Good Reason or termination by the Company for Cause (except as required by applicable law), any portion of Executive’s accrued but unpaid vacation pay through the date of death or termination of employment.
     6. The Standard Terms and Conditions of the Employment Agreement are hereby amended by adding the following new paragraph 1.(g) thereto:
(g) OTHER BENEFITS. Upon any termination of Executive’s employment prior to the expiration of the Term, Executive shall remain entitled to receive any vested benefits or amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any other contract or agreement with, the Company in accordance with the terms thereof (other than any such plan, policy, practice or program of the Company that provides benefits in the nature of severance or continuation pay).
     7. Section 9 of the Standard Terms and Conditions of the Employment Agreement is hereby amended and restated in its entirety as follows:
The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date). Notwithstanding anything herein to the contrary, in the event that any amounts payable or benefits to be provided to the Executive under Section 1.(d) or any other arrangement to which the Executive is a party or participant constitute deferred compensation within the meaning of Section 409A of the Code, (i) if the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of termination), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable under Section 1.(d) during the six-month period immediately following the date of termination shall instead be paid, with Interest determined as of the date of termination, on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code; (ii) if the Executive dies following the date of termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death; and (iii) in no event shall the date of termination of Executive’s employment be deemed to occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the date of termination.
     8. The RSU Agreement is hereby amended by adding the following sentence immediately prior to Section 1 of the RSU Agreement:
For purposes of this Agreement, “Good Reason” and “Cause” shall have the meanings set forth in the Employment Agreement (the “Employment Agreement”), dated May 16, 2006, by and between the Corporation and the Eligible Individual, as such Employment Agreement may be amended from time to time.
     9. Section 2 of the RSU Agreement is hereby amended and restated in its entirety as set forth below:
2. Settlement of Units
As soon as practicable after any Restricted Stock Units have vested and are no longer subject to the Restriction Period, such Restricted Stock Units shall be settled (but in all events no later than March 15 of the calendar year immediately following the year in which such Restricted Stock Units vest). Subject to Paragraph 8 (pertaining to the withholding of taxes), for each Restricted Stock Unit settled pursuant to this Paragraph 2, the Corporation shall issue one share of Common Stock for each vested Restricted Stock Unit and cause to be delivered to the Eligible Individual one or more unlegended, freely-transferable stock certificates in respect of such shares issued upon settlement of the vested Restricted Stock Units. Notwithstanding the foregoing, the Corporation shall be entitled to hold the shares issuable upon settlement of Restricted Stock Units that have vested until the Corporation or the agent selected by the Corporation to manage the Plan under which the Restricted Stock Units have been issued (the “Agent”) shall have received from the Eligible Individual a duly executed Form W-9 or W-8, as applicable.
     10. Section 5(b) of the RSU Agreement is hereby amended and restated in its entirety as set forth below:
5. Adjustment in the Event of Change in Stock; Change in Control
(b) Notwithstanding anything to the contrary contained herein, but subject to Paragraph 1(c), in the event of a Change in Control or a Liberty CIC (as defined below), the Restricted Stock Units shall fully vest and no longer be subject to any restrictions. “Liberty CIC” shall mean (i) the termination of the irrevocable proxy held by Barry Diller to vote shares of the Corporation held by Liberty Media Corporation or its Affiliates or (ii) the acquisition by Liberty Media Corporation or its Affiliates of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of equity securities of the Corporation, such that in the case of either clause (i) or clause (ii) (as applicable), Liberty Media Corporation acquires or assumes more than 50% of the voting power of the then outstanding equity securities of the Corporation entitled to vote generally in the election of directors.
     11. Section 18 of the RSU Agreement is hereby amended and restated in its entirety as set forth below:
18. Reserved.
     12. Except as expressly amended by this Amendment, all terms and conditions of the Employment Agreement and the RSU Agreement remain in full force and effect and are unmodified hereby.
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     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE
/s/ Michael B. Adler
Michael B. Adler

EXPEDIA, INC.
/s/ Burke F. Norton
Name:	Burke F. Norton
Title:	Executive Vice President & General Counsel